                                                                    Exhibit 10.2

            FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY
              LOAN AND SECURITY AGREEMENT AND MODIFICATION OF NOTES

         THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY LOAN AND SECURITY AGREEMENT ("Fifth Amendment") dated November 21, 2003 (the "Effective Date"), is made by and between SILVERLEAF RESORTS, INC., a Texas corporation f/k/a SILVERLEAF VACATION CLUB, INC., f/k/a ASCENSION CAPITAL CORPORATION, successor by merger to ASCENSION RESORTS, LTD. d/b/a SILVERLEAF RESORTS, LTD., a Texas limited partnership ("BORROWER"), whose address is 1221 Riverbend, Suite 120, Dallas, Texas 75247, and HELLER FINANCIAL, INC., a Delaware corporation whose address is 500 West Monroe Street, Chicago, Illinois 60661 ("LENDER").

                                    RECITALS:

         A. On December 27, 1995 Borrower and Lender entered into that certain Loan and Security Agreement (the "ORIGINAL INVENTORY LOAN AGREEMENT") as amended on February 28, 1996 and December 27, 1996 (the "ORIGINAL INVENTORY LOAN"); and

         B. The Original Inventory Loan as amended was modified and amended pursuant to that certain Amended and Restated Inventory Loan and Security Agreement (the "INVENTORY LOAN AGREEMENT") between Borrower and Lender dated September 1, 1999 (the "INVENTORY LOAN"); AND

         C. The Inventory Loan was modified and amended pursuant to that certain Second Amended and Restated Inventory Loan and Security Agreement (the "SUPPLEMENTAL LOAN AGREEMENT") between Borrower and Lender dated March 1, 2001 to provide for a Supplemental Loan in the amount of $10,000,000.00 (the "SUPPLEMENTAL LOAN"), to be advanced to Borrower through a Supplemental Revolving Period ending on March 23, 2001 (the "ORIGINAL SUPPLEMENTAL REVOLVING PERIOD"), as modified and amended by that certain First Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender dated March 15, 2001 (the "FIRST AMENDMENT TO SUPPLEMENTAL LOAN"), and that certain letter agreement dated April 12, 2001 ("LETTER AGREEMENT") (the Original Inventory Loan Agreement, the Inventory Loan Agreement, the Supplemental Loan Agreement; and all amendments and modifications thereto are collectively referred to as the "LOAN AGREEMENT"); and

         D. The Supplemental Loan Agreement, as amended, was further modified by that certain Second Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender dated May 3, 2001 (the "SECOND AMENDMENT TO SUPPLEMENTAL LOAN") to extend to Borrower a secured working capital credit facility (the "WORKING Capital Facility") which is a component of the Supplemental Loan Agreement and provides for advances to be additionally secured pursuant to the terms in the Second Amendment to Supplemental Loan; and

         E. The Supplemental Loan Agreement, as amended, was further modified by that certain Third Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender effective July 27, 2001 (the "THIRD AMENDMENT TO SUPPLEMENTAL LOAN") to provide for certain terms in respect of interest payments under the Working Capital Facility; and

         F. The Supplemental Loan Agreement, as amended, was further modified by that certain Fourth Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender dated April 30, 2002 (the "FOURTH AMENDMENT TO SUPPLEMENTAL LOAN") extending the Availability Period, the Revolving Period, the Supplemental Availability Period, the Supplemental Revolving Period, and the maturity dates for the Inventory Loan and the Supplemental Loan; and

         G. Lender and Other Lenders entered into that certain Amended and Restated Intercreditor Agreement dated April 30, 2002 (the "INTERCREDITOR AGREEMENT"), to provide for cross-collateralization of certain properties secured under the Loan Agreements between Borrower and Lender and under the Additional Loan Agreements; and

         H. Pursuant to the terms of the Fourth Amendment to Supplemental Loan, Borrower executed and delivered to Lender (i) that certain Second Amended and Restated Promissory Note (Supplemental Loan) dated April 30, 2002 (the "SECOND AMENDED AND RESTATED PROMISSORY NOTE (SUPPLEMENTAL LOAN)"), and (ii) that certain Amended and Restated Revolving Promissory Note (Inventory Loan) dated April 30, 2002 (the "AMENDED AND RESTATED REVOLVING PROMISSORY NOTE (INVENTORY LOAN)"); and

         I. Borrower, Lender and Union Bank of California, N.A. are entering into the Third Amendment to Amended and Restated Receivables Loan and Security Agreement dated of even date herewith ("THIRD AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT"); and

         J. The parties desire to further amend the terms of the Loan Agreement, as amended, as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

         1. Recitals. The above recitals are true and correct and are incorporated herein.

         2. Incorporation. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

         3. Definitions All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.

         4.       Loans: Modification Fee.

                  (a) Borrower acknowledges, agrees and confirms that as of the date hereof and after giving effect to the payments required in connection herewith, the outstanding principal balances of the Inventory Loan, the Supplemental Loan, and the Receivables Loan are, respectively, $9,132,840.88, $8,438,922.62, and $17,915,405.31.

                  (b) In exchange for Lender's agreements under this Fifth Amendment, Borrower agrees to pay to Lender a modification fee ("Modification Fee") in the amount of Fifty Thousand Dollars ($50,000.00). Such Modification Fee shall be paid on or before the Effective Date by wire transfer pursuant to transfer instructions provided by Lender.

         5. Loan Amortization Payments. The Amortization Schedule attached as Schedule 8(i) to the Fourth Amendment to Supplemental Loan setting forth a repayment schedule of the outstanding principal balance and all accrued interest under the Inventory Loan is hereby deleted. As further consideration for Lender's agreements under this Fifth Amendment, Borrower agrees to make the following payments of the Inventory Loan by wire transfer pursuant to transfer instructions provided by Lender:

                           (i)      A payment in the amount of One Million Four
Hundred Thousand Dollars ($1,400,000.00) to be paid on or before the Effective Date (the "$1.4 MILLION PAYMENT");

                           (ii)     Four (4) consecutive monthly payments in the
amount of One Hundred Thousand Dollars ($100,000.00) each beginning on December 1, 2003 through and including until March 1, 2004 each due on the first day of the respective month (the "$100K INVENTORY LOAN PAYMENTS");

                           (iii)    Monthly payments in the amount of Three
Hundred Thousand Dollars ($300,000.00) each beginning on April 1, 2004 and on each month thereafter until the earlier of the Maturity Date or repayment of the Inventory Loan in full (the "$300K INVENTORY LOAN PAYMENTS"). Amortization payments arising from the Excess Collateral Payments (as defined in Section 5(f) of the Fourth Amendment) shall be in addition to, and not in replacement of, the monthly payments required pursuant to clause (ii) above and this clause (iii);

                           (iv)     In the event that the (a) sum of the
outstanding balance of the Inventory Loan plus the amount of Excess Collateral Payments exceeds (b) the Designated Value of the Financed Intervals, Borrower shall make a principal reduction payment equal to the amount of such excess or pledge additional Financed Intervals. Borrower shall not be entitled to the release of Intervals in connection with said payment or in connection with any Excess Collateral Payments. As used herein, Designated Value shall mean 13.5% of the retail price set forth on the "Approved Price List" attached hereto as Exhibit A, as the same is modified from time to time with the approval of Lender. Provided no Event of Default exists, Borrower is entitled to the release of Intervals in connection with the $1.4 Million Payment, $100K Inventory Loan Payments and $300K Inventory Loan Payments as provided elsewhere in the Loan Agreement.

         6. Eligible Timeshare Resorts. The list of Resorts attached as Exhibit E to the Loan

Agreement is hereby deleted and substituted with the list of Resorts attached to this Fifth Amendment as Exhibit E.

         7. Release Prices. The release price in Section 1.6(c) is hereby amended to be the Designated Value for the Interval in question. Lender agrees that provided no Event of Default then exists, in lieu of a cash payment of the Designated Value, Borrower may, until March 31, 2004, substitute a new Interval having the same or greater Designated Value subject to the requirements for Eligible Unsold Timeshare Intervals.

         8. Notes Receivable. The second paragraph of Section (a) of the additions to Section 2.2 of the loan Agreement made pursuant to the Fourth Amendment to Supplemental is hereby amended and restated as follows:

                  If a Note Receivable is a newly originated Eligible Note Receivable which is replacing an existing Eligible Note Receivable pledged as Collateral under the Loan Agreement and the proceeds have been used to finance the purchase of an Interval which is being upgraded by the consumer borrower to a more expensive Interval, then (a) the principal balance of the existing Eligible Note Receivable which is being upgraded may still be included for purposes of calculating the Availability for a period of time expiring on the earlier to occur of (i) the 31st day after the consumer documents effecting the upgrade have been executed or (ii) the date on which any payment on such Eligible Note Receivable becomes thirty (30) or more days past due, (b) on or before the second (2nd) Business Day after the expiration of the statutory rescission period in connection with any consumer documents executed effecting any upgrade involving an Eligible Note Receivable and in any event within ten
(10) days of such upgrade, Borrower shall deliver to Lender or its designee the original of the new promissory note executed in connection with such upgrade duly endorsed in blank by Borrower and Borrower will cause all payments made with respect to such new promissory note to be forwarded to the Lockbox, and (c) except as provided in the next sentence, the amount of the principal balance of the newly originated Eligible Note Receivable in excess of the principal balance of the existing Eligible Note Receivable which is being upgraded and replaced by such newly originated Eligible Note Receivable shall not be considered for purposes of calculating Availability. In the event more than one upgraded Eligible Note Receivable is being replaced by Borrower at anytime, then Borrower may aggregate the balances of any such replacement Notes Receivable and shall only be required to provide sufficient replacement Notes Receivable to replace the aggregate balance being substituted for.

         9. Financed Intervals. Borrower acknowledges that no further cash advances are available under the Inventory Loan. Section (h) of the additions to
Section 2.2 of the Loan Agreement made pursuant to the Fourth Amendment to Supplemental Loan is hereby amended and restated as follows:

                  (h) Eligible Unsold Timeshare Intervals. The following are eligibility requirements for Eligible Unsold Timeshare Intervals securing the Inventory Loan and are in addition to those criteria set out under the Loan
Agreement:

                           (i)      Each Unit from which a Financed Interval is
derived shall have been completed on January 1, 1995 or after.

                           (ii)     No more than ten percent (10%) of Financed
Intervals shall at any time be derived from Units completed during the period between January 1, 1995 and December 31, 1997.

                           (iii)    Notwithstanding the Resorts listed on
Exhibit E to the Loan Agreement, the Financed Intervals may be from no more than four (4) Resorts at any time.

                           (iv)     Each Resort which has been approved shall
generate at any one time no more than the lesser of (x) fifty percent (50%) of all Financed Intervals or (y) $5,000,000 in Designated Value.

                           (v)      At least twenty percent (20%) of Financed
Intervals shall at all times consist of Eligible Unsold Timeshare Intervals from each of Holiday Hills and Fox River.

                           (vi)     Each Financed Interval shall cease to
qualify as an Eligible Unsold Timeshare Interval upon the earlier of (A) the date such Financed Interval is released by Lender as security hereunder or (B) the expiration of twenty-four (24) months from the date such Financed Interval was pledged to Lender. If the 24-month period from the date hereof expires and a Financed Interval has not been released by Lender as security hereunder, Borrower shall pay immediately to Lender a release fee in the amount of the Designated Value in exchange for Lender's release of each such Financed Interval. No Financed Interval currently or subsequently pledged to Textron shall be pledged to Lender to secure an Advance under this Loan Agreement. A Financed Interval previously pledged to Lender and released by Lender may be repledged to Lender only if (A) Borrower retakes title to such Financed Interval as a result of foreclosure, a deed in lieu of foreclosure, or a purchaser upgrade, (B) such Interval otherwise complies with the eligibility requirements of an Eligible Unsold Timeshare Interval hereunder, and (C) the 24-month eligibility period (as described hereinabove) applicable to such specific Interval shall not be renewed, but the period of time during which such Interval was previously pledged shall be included in determining the total eligibility period for that Interval.

                           (vii)    The Financed Intervals that are RCI White
and Blue Weeks shall not exceed the following percentages:

                        % White of      % Blue of the
                      the applicable      applicable
  Resort                 Resort             Resort
Fox River                  20                 20
Hill Country               15                 10
Piney Shores               25                 10
Seaside                    10                  0
Holiday Hills              30                  0
The Villages               20                 20

                           (viii)   In the event that any Financed interval
pledged to Lender prior to the date hereof does not comply with the requirements set out under subsections (i) -- (vii) above, Borrower shall have a period of sixty (60) days from the date hereof to replace such nonconforming Interval with a conforming Interval, or in the alternative, pay to Lender a release fee in the amount of the Designated Value.

                           (viii)   Borrower shall deliver to Lender quarterly
reports certifying that the foregoing conditions are satisfied.

         10. Marketing and Sales Expenses. The Marketing and Sale Expenses financial covenant set forth in Section 10(f)(ii) of the Fourth Amendment to Supplemental Loan is hereby amended and restated as follows:

                  Marketing and Sales Expenses. Beginning on March 31, 2003, and on the last day of each quarter thereafter, Borrower will not permit the ratio of Marketing and Sales Expenses for the twelve month period then ending to Borrowers net proceeds from the sale of Intervals for such period to equal or exceed a ratio of 0.550 to 1.

         11. Interest Coverage. The Interest Coverage financial covenant set forth in Section 10(f)(iv) of the Fourth Amendment to Supplemental Loan is hereby amended to add the following sentences thereto.

                  Borrower's 10-Q for the period ending March 31, 2003 reflected an allowance increase of $28,711,000 for uncollectible notes (the "ALLOWANCE INCREASE"). Notwithstanding anything stated to the contrary herein, the Allowance Increase shall not be taken into consideration in performing the calculation of EBITDA used in determining the Interest Coverage Ratio; provided, however, the Allowance Increase shall apply only to the Allowance Increase that occurred during the quarter ending on March 31, 2003. Any further increases to the allowance for uncollectible notes shall be included for purposes of calculating the EBITDA for the Interest Coverage Ratio.

         12. Profitable Operations. The Profitable Operations financial covenant set forth in Section 10(f)(v) of the Fourth Amendment to Supplemental Loan is hereby amended to add the following sentences thereto.

                  Notwithstanding anything stated to the contrary herein, the Allowance increase shall not be taken into consideration in performing the calculation of Consolidated Net Income; provided, however, the Allowance Increase shall apply only to the Allowance Increase that occurred during the quarter ending on March 31, 2003. Any further increases to the allowance for uncollectible notes shall be included for purposes of calculating Consolidated Net Income.

         13. Cross Default; Cross Collateralization. The following provision is hereby added to Section 7.12(a) of the Loan Agreement as follows:

                  Notwithstanding anything stated to the contrary herein, and provided no Event of Default then exists, in the event Borrower fully repays all obligations and amounts due and payable under the Inventory Loan and the Receivables Loan in their entirety on or prior to August 31, 2004 (as of which date time is of the essence), then all Collateral other than the Collateral encumbered pursuant to Section 2.2 of the Loan Agreement, the Real Estate Collateral, the Additional Collateral, the Ineligible Note Portfolio, Second Priority Collateral and the Shared Collateral shall be released. Lender shall retain its lien with respect to the Collateral encumbered pursuant to Section
2.2 of the Loan Agreement, the Real Estate Collateral, the Additional Collateral, the Ineligible Note Portfolio, Second Priority Collateral and the Shared Collateral.

         14. Eligible Notes Receivable. The following provision is hereby added as subsection (t) to the definition of Eligible Notes Receivable:

                  (t) No Note Receivable shall be eligible if after giving effect to the pledge thereof the weighted average FICO score of the Notes Receivable being pledged or substituted into the facility at the same time (but not aggregated with Notes Receivable previously pledged), would be less than 640.

         15. Certification of Financed Notes Receivable. In addition to the other reporting requirements set forth in the Loan Agreement, Borrower shall certify to Lender in writing on or before the 10th day after the end of each calendar quarter that as of the end of the calendar quarter then ending, the Financed Notes Receivable satisfy the definition of Eligible Notes Receivable and shall provide evidence of compliance with the provisions in paragraph 13 hereof.

         16. Modification of Second Amended and Restated Promissory Note (Supplemental Loan) . The first sentence of Section 2 of the Second Amended and Restated Promissory Note (Supplemental Loan) is hereby amended and restated as follows:

         17. So long as no Event of Default exists, interest shall accrue on the principal balance hereof from time to time outstanding and Maker shall pay interest thereon at a rate equal to the greater of (a) a floating rate per annum equal to the Base Rate plus two and 67/100 percent (2.67%), or (b) six percent (6.00%) (collectively, the "INTEREST RATE").

         18. Modification of Amended and Restated Revolving Promissory Note (Inventory Loan) . The first sentence of Section 2 of the Amended and Restated Revolving Promissory Note (Inventory Loan) is hereby amended and restated as follows:

         19. So long as no Event of Default exists, interest shall accrue on the principal balance hereof from time to time outstanding and Maker shall pay interest thereon at a rate equal to the greater of (a) a floating rate per annum equal to the Base Rate plus three and one-half percent (3.50%), or (b) six percent (6.00%) (collectively, the "INTEREST RATE").

         20. Consent to Retirement of Subordinated Notes. Borrower has requested Lender's consent to Borrower's retirement of certain subordinated notes with a face value of $7,620,000

(the "Subordinated Notes"). Lender hereby consents to Borrower's request to retire the Subordinated Notes.

         21. Other Facilities. This Fifth Amendment is conditioned upon the execution of similar agreements relating to the DZ Facility, Sovereign Facility and Textron Facility. Accordingly, Lender hereby consents to Borrower's execution of modifications to the DZ Documents, Sovereign Documents and Textron Documents in the forms attached hereto as Exhibit B (the "Third Party Modification Documents"). Borrower's failure to enter into similar agreements with DZ, Sovereign and Textron shall render this Fifth Amendment null and void.

         22.      Conditions Precedent; Closing.

                  (a) Approval of Documents Prior to Closing Date. Borrower has delivered to Lender (with copies to Lender's counsel), prior to the Closing Date, and Lender has reviewed and approved in its sole discretion, prior to the Closing Date, the form and content of all of the items specified in Subsections
(i) through (iv) below (the "Submissions").

                  Lender shall have the right to review and approve any changes to the form of any of the Submissions. If Lender disapproves of any changes to any of the Submissions, Lender shall have the right to require Borrower either to cure or correct the defect objected to by Lender or to elect not to fund any Advance under the Inventory Loan or the Supplemental Loan. Under no circumstances shall Lender's failure to approve or disapprove a change to any of the Submissions be deemed to be an approval of such Submissions. All of the Submissions were and shall be prepared at Borrower's sole cost and expense.

                           (i)      A certificate in the form attached as
Exhibit C to be dated as of the Closing Date and signed by the president, vice president, or secretary of Borrower;

                           (ii)     Copies of any amendments to the articles of
incorporation/charter and bylaws of Borrower not previously delivered to Lender, certified to be true, correct and complete by Borrower and the Secretary of State of the State of Texas and current certificates of good standing for Borrower for the State of Texas and states where the Resorts are located, a current certificate of authority to conduct business by the Secretary of State in each state in which Borrower conducts business;

                           (iii)    A certificate of the Secretary of Borrower
certifying the adoption by the Board of Directors of Borrower of a resolution authorizing Borrower to enter into and execute this Fifth Amendment and all such documents requested by Lender in the form attached hereto as EXHIBIT D AND

                           (iv)     A certificate of the secretary or assistant
secretary of Borrower certifying the incumbency, and verifying the authenticity of the signatures, of the specified officers of Borrower authorized to sign this Fifth Amendment and all such documents requested by Lender in the form attached hereto as EXHIBIT F.

                  (b) Execution And Delivery of Loan Documents. Borrower shall have delivered to Lender, on or before the Closing Date, the following Loan Documents, each of which shall be in the form of the respective Loan Documents attached hereto as Exhibits:

                           (i)      Closing Opinions of Counsels for Borrower
(Exhibit G).

                           (ii)     Borrower, DZ, Textron, and Sovereign shall
have executed and delivered to Lender, on or before the Closing Date, the Third Party Modification Documents, in the form attached hereto as EXHIBIT B.

                           (iii)    Such other agreements, documents,
instruments, certificates and materials as Lender may request to evidence the Indebtedness, to evidence and perfect the rights and Liens and security interests of Lender contemplated by the Loan Documents, and to effectuate the transactions contemplated herein.

                  (c) Third Amendment to Amended and Restated Receivables Loan Agreement. Borrower and Lender shall have executed, on or before the Closing Date, the Third Amendment to Amended and Restated Receivables Loan Agreement, in the form attached hereto as Exhibit H.

         23. Borrower Confirmation. Borrower hereby ratifies and confirms that the Loan Agreement and other Loan Documents as amended herein are in full force and effect and agrees that as modified, the Loan Agreement and the other Loan Documents are and continue to be in full force and effect and enforceable in accordance with their respective terms. Borrower hereby incorporates by reference all covenants, warranties, and representations contained in the Loan Documents and reaffirms such covenants, warranties, and representations as of the day hereof.

         24. Borrower Estoppel; Lender's Waiver. Execution of this Fifth Amendment by Lender shall be without prejudice to Lender's rights at any time in the future to exercise any and all rights conferred upon it by any of the Loan Documents in accordance with their original terms as previously and hereby amended. Except as expressly provided in this Fifth Amendment, neither the Fifth Amendment nor any provision hereof or of any other documents given in connection herewith shall constitute or shall be construed to constitute a waiver of any default, right, or remedy of Lender under the Loan Documents subsequent to the date hereof. Any failure by Lender at any point in time during the term of the Second Amended and Restated Promissory Note (Supplemental Loan), the Amended and Restated Revolving Promissory Note (Inventory Loan), the Loan Documents or the Inventory Loan Agreement or the Supplemental Loan Agreement to insist upon strict and timely compliance with the terms and provisions of each such document shall not be deemed a waiver either expressly or implied by Lender of any or its rights under any such document nor shall the same excuse Borrower's obligation to strictly and timely perform its obligation hereunder and therein. Events of Default exist under the Loan Documents as a result of

                           (i)      the Borrower's failure to satisfy the
marketing and sales expenses covenant in Section 10(f)(ii) of the Fourth Amendment to Supplemental Loan for the fiscal quarter ending on March 31, 2003;

                           (ii)     the Borrower's failure to satisfy the
interest coverage ratio covenant in Section 10(f)(iv) of the Fourth Amendment to Supplemental Loan for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003; and

                           (iii)    the Borrower's failure to satisfy the
profitability covenant in Section 10(f)(v) of the Fourth Amendment to Supplemental Loan for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 (collectively, the "EXISTING DEFAULTS"). Lender hereby waives the Existing Defaults.

         25. Release. Borrower hereby desires to fully comprise, release and settle any and all claims, counterclaims, liabilities, damages, defenses, demands and causes of action that Borrower has or may have against Lender related to or that may have arisen, may arise or are or become assertable as a result of events occurring in connection with the Lending Relationship (as defined below), including any claims, causes of action or defenses based on the negligence of Lenders or on any "lender liability" theories of, among others, bad faith, unfair dealings, duress, coercion, control, misrepresentation, omission, misconduct, overreaching, unconscionability, disparate bargaining position, reliance, equity subordination, fraud, failure of consideration in whole or in part, or otherwise, and do hereby intend to release, compromise and settle all such claims and matters, whether known or unknown, whether reduced to judgment, liquidated or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether they arose collaterally, directly, derivatively, or otherwise between the Borrower on the one hand, and Lender, on the other hand (collectively, the "RELEASED CLAIMS"). Borrower hereby stipulates, agrees, covenants, warrants and represents unto the Lender that Borrower does not have any outstanding claims, counterclaims, liabilities, damages, defenses, demands or causes of action against Lender or its successors, assigns, directors, officers, employees, agents and/or attorneys. Borrower does hereby unconditionally forever release, acquit, settle and discharge Lender and its successors, assigns, directors, officers, employees, agents and attorneys of and from the Released Claims and Borrower hereby declares the Released Claims forever released, acquitted, settled and discharged. As used herein, the term "Lending Relationship" shall mean a collective reference to the Loan Agreement, any other Loan Documents, together with any and all negotiations, discussions, acts, omissions, renewals, extensions, collateral documents, loan agreements, term sheets and other agreements and actions related thereto.

         26. Complete Agreement, Etc. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party or by any agent, employee or other representative of either party pertaining to the subject matter of the Fifth Amendment which have not been incorporated into the Fifth Amendment. The Fifth Amendment shall not be modified, changed, terminated, amended, superseded, waived or extended except by a written instrument executed by the parties hereto. If any term comment or condition of this Fifth Amendment is held to be invalid, illegal, or unenforceable as to a particular person, entity, or situation and the Fifth Amendment will also be enforced to the fullest extent permitted by law as to any other person, entity, or situation. Except as specifically modified by the terms of the Fifth Amendment, the Second Amended and Restated Promissory Note (Supplemental Loan), the Amended and Restated Revolving Promissory Note (Inventory Loan) and all the remaining Loan Documents shall not be affected by the Fifth Amendment and each shall remain in full force and effect. Nothing herein contained shall be construed to impair Lender's security under any of the Loan Agreements or Loan Documents nor to limit or impair any rights or powers that Lender now enjoys or may hereafter enjoy under the Loan Documents for recovery of the Indebtedness secured hereby.

         27. Further Assurances. Borrower agrees to execute such further documents, instruments and agreements as Lender may require from time to time to effectuate the terms and conditions and understandings of this Fifth Amendment.

         28. Borrower Representations. Borrower hereby represents and warrants to the Lender that:

                  (a) The Persons executing the Fifth Amendment on behalf of the Borrower have full authority to execute the Fifth Amendment on behalf of Borrower and to bind Borrower thereby;

                  (b) The execution and delivery by Borrower of the Fifth Amendment and the performance thereunder by Borrower has not and will not result in a breach of or constitute a default under any mortgage, lease, bank loan, credit arrangement or other instrument or agreement to which either Borrower or the Collateral securing the Loans may be bound or affected;

                  (c) Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas;

                  (d) The execution, delivery and performance by the Borrower of the Fifth Amendment and other Loan Documents as amended as of the date hereof, have been duly and validly authorized and all consents and approvals which are necessary for authorization, binding affect, performance, and enforceability of the Fifth Amendment and all other Loan Documents have been received; and

                  (e) Borrower will not be, on or after the date hereof, a party to any contract or agreement which restricts its right or ability to incur indebtedness or prohibits Borrower's execution of the Fifth Amendment or the Third Amendment to Amended and Restated Receivables Loan Agreement, or compliance with the terms of the Loan Agreement, the Loan Documents or the Receivables Loan Agreement. Borrower has not agreed or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien except in favor of Lender as provided herein, and, with respect to the Real Estate Collateral and the Ineligible Note Portfolio, in favor of Textron and Sovereign.

                  (f) Except as disclosed on the attached Schedule 25, there are no actions, suits, proceedings, orders or injunctions pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower any Resort or the Intervals, at law or in equity, or before or by any governmental authority, in any case individually in which the claim exceeds or would reasonably be expected to exceed $50,000 or all cases for which claims in the aggregate exceed or could reasonably be expected to exceed $250,000. Borrower has received no notice from any court or governmental authority alleging that Borrower has violated any applicable timeshare act, any of the rules or regulations thereunder, or any other applicable laws.

                  (g) Except as otherwise disclosed by the Borrower to Lender in writing, since September 30, 2003, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of September 30, 2003, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its subsidiaries. Following Lender's receipt and approval of the Borrower's financial statements for the fiscal year ended on December 31, 2002, and except for the Allowance Increase, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2002, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its Subsidiaries. Since September 30, 2003, the Borrower has not made any Distribution.

         29. Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument

         30. Fair Consideration. Lender's agreements contained herein constitute valuable, adequate and fair consideration for the obligations of the Borrower hereunder.

         31. No Lender Control. Lender has never been, nor will it ever be, a partner, joint venturer, alter ego, manager, or controlling person of the Borrower.

         32. No Other Representation. Borrower acknowledges and agrees that neither Lender nor any person or entity acting on its behalf has made any representation or promise to Borrower which is not expressly set forth herein or in the other Loan Documents.

         IN WITNESS WHEREOF. Borrower and Lender have caused this Fifth Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written

                                               BORROWER:

                                               SILVERLEAF RESORTS, INC., a Texas
                                               corporation

                                               By:  /S/ HARRY J. WHITE, JR
                                                  ------------------------------
                                               Name:  Harry J. White, Jr.
                                               Title:  CFO

                                               LENDER:

                                               HELLER FINANCIAL. INC.

                                               By:  /S/ ROBERT J. DENNIS
                                                  ------------------------------
                                               Name:  Robert J. Dennis
                                               Title:  EVP